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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                             UNIT INSTRUMENTS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.15 PER SHARE
                         (Title of Class of Securities)

                                   90921 C100
                                 (CUSIP Number)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.        90921 C100                                                  13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:
                                      JAMES C. LEVINSON
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (A) [  ]
         (SEE INSTRUCTIONS)                                             (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY


         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      UNITED STATES
         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      0
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    381,187*
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     0
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      381,187*
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             381,187*
         -----------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             8.6%*
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                             IN
         -----------------------------------------------------------------------


* Pursuant to the instruction in Item 4 of Schedule 13G under the Securities Exchange Act of 1934, as amended, share numbers and percentages are as of December 31, 1997. Pursuant to the Stock Repurchase Agreement, dated January 2, 1998 by and between Unit Instruments, Inc. ("Unit") and James C. Levinson, Marilyn G. Levinson, individually and as general partners of J & L Levinson Partnership, Unit purchased 368,475 shares of Unit common stock, $.15 par value per share from the J&L Levinson Partnership. SEE Item 5.

                               Page 2 of 9 pages

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CUSIP NO.        90921 C100                                                  13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:
                                      MARILYN G. LEVINSON
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (A) [  ]
         (SEE INSTRUCTIONS)                                             (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY


         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      UNITED STATES
         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      0
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    381,187*
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     0
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      381,187*
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             381,187*
         -----------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             8.6%*
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                             IN
         -----------------------------------------------------------------------

* Pursuant to the instruction in Item 4 of Schedule 13G under the Securities Exchange Act of 1934, as amended, share numbers and percentages are as of December 31, 1997. Pursuant to the Stock Repurchase Agreement, dated January 2, 1998 by and between Unit Instruments, Inc. ("Unit") and James C. Levinson, Marilyn G. Levinson, individually and as general partners of J & L Levinson Partnership, Unit purchased 368,475 shares of Unit common stock, $.15 par value per share from the J&L Levinson Partnership. SEE Item 5.

                               Page 3 of 9 pages

CUSIP NO.        90921 C100                                                  13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:
                                      J&L LEVINSON PARTNERSHIP
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (A) [  ]
         (SEE INSTRUCTIONS)                                             (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY


         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      TEXAS
         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      0
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    381,187*
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     0
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      381,187*
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             381,187*
         -----------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             8.6%*
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                             PN
         -----------------------------------------------------------------------

* Pursuant to the instruction in Item 4 of Schedule 13G under the Securities Exchange Act of 1934, as amended, share numbers and percentages are as of December 31, 1997. Pursuant to the Stock Repurchase Agreement, dated January 2, 1998 by and between Unit Instruments, Inc. ("Unit") and James C. Levinson, Marilyn G. Levinson, individually and as general partners of J & L Levinson Partnership, Unit purchased 368,475 shares of Unit common stock, $.15 par value per share from the J&L Levinson Partnership. SEE Item 5.

                               Page 4 of 9 pages


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ITEM 1(A).        NAME OF ISSUER:

                  Unit Instruments, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  22600 Savi Ranch Parkway, Yorba Linda, California 92687

ITEM 2(A).        NAME OF PERSON FILING:

                  James C. Levinson ("Mr. Levinson"), Marilyn G. Levinson ("Mrs. Levinson") and J & L Levinson Partnership ("J & L") (collectively, the "Reporting Persons")

ITEM 2(B).        ADDRESS OR PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

                  The principal business office of each of the Reporting Persons is c/o J & L Levinson Partnership, 700 Louisiana Street, Houston, Texas 77002

ITEM 2(C).        CITIZENSHIP:

                  Mr. and Mrs. Levinson are United States citizens and J & L is organized under the laws of the state of Texas.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  common stock, par value $.15 per share (the "Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                  90921 C100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (A) (  ) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

         (B) (  ) BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

         (C) (  ) INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT

         (D) ( ) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

                               Page 5 of 9 pages


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         (E) (  ) INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                  INVESTMENT ADVISERS ACT OF 1940

         (F) (  ) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO
                  THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND

         (G) ( ) PARENT HOLDING COMPANY, IN ACCORDANCE WITH SECTION 240.13D-1(B)(II)(G))

         (H) (  ) GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(1)(II)(H)

                  Not Applicable

ITEM 4. IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH DESCRIBED IN RULE 13D-1(B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THE DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE:

                  (A) AMOUNT BENEFICIALLY OWNED:

                  By virtue of his status as a general partner of J & L, Mr. Levinson may have been deemed to beneficially own 381,187* shares held of record by J & L.

                  By virtue of her status as a general partner of J & L, Mrs. Levinson may have been deemed to beneficially own 381,187* shares held of record by J & L.

                  J & L is the record owner of 381,187 shares of Common Stock.

                  (B) PERCENT OF CLASS:

                  Mr. and Mrs. Levinson may be deemed to beneficially own and J & L beneficially owns 8.6%* (based on the 4,438,428 shares of Common Stock reported to be outstanding as of December 31,
                  1997).

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                               Mr. Levinson:                               0
                               Mrs. Levinson:                              0
                               J & L:                                      0

* Pursuant to the instruction in Item 4 of Schedule 13G under the Securities Exchange Act of 1934, as amended, share numbers and percentages are as of December 31, 1997. Pursuant to the Stock Repurchase Agreement, dated January 2, 1998 by and between Unit Instruments, Inc. ("Unit") and James C. Levinson, Marilyn G. Levinson, individually and as general partners of J & L Levinson Partnership, Unit purchased 368,475 shares of Unit common stock, $.15 par value per share from the J&L Levinson Partnership. SEE Item 5.

                               Page 6 of 9 pages

                           (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                 Mr. Levinson:                         381,187*
                                 Mrs. Levinson:                        381,187*
                                 J & L:                                381,187*

                           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                 DISPOSITION OF:

                                 Mr. Levinson:                               0
                                 Mrs. Levinson:                              0
                                 J & L:                                      0

                           (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                 Mr. Levinson:                         381,187*
                                 Mrs. Levinson:                        381,187*
                                 J & L:                                381,187*

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING (X).


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. IF ANY OTHER PERSON IS KNOWN TO HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, A STATEMENT TO THAT EFFECT SHOULD BE INCLUDED IN RESPONSE TO THIS ITEM AND, IF SUCH INTEREST RELATES TO MORE THAN FIVE PERCENT OF THE CLASS, SUCH PERSON SHOULD BE IDENTIFIED. A LISTING OF THE SHAREHOLDERS OF AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 OR THE BENEFICIARIES OF EMPLOYEE BENEFIT PLANS, PENSION FUND OR ENDOWMENT FUND IS NOT REQUIRED.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE, PURSUANT TO RULE 13D-1(B)(II)(G), SO INDICATE UNDER ITEM 3(G) AND ATTACH AN EXHIBIT STATING THE IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARY. IF A PARENT HOLDING COMPANY HAS FILED THIS SCHEDULE PURSUANT TO RULE 13D-1(C) ATTACH AN EXHIBIT STATING THE IDENTIFICATION OF THE RELEVANT SUBSIDIARY.

                  Not applicable.

* Pursuant to the instruction in Item 4 of Schedule 13G under the Securities Exchange Act of 1934, as amended, share numbers and percentages are as of December 31, 1997. Pursuant to the Stock Repurchase Agreement, dated January 2, 1998 by and between Unit Instruments, Inc. ("Unit") and James C. Levinson, Marilyn G. Levinson, individually and as general partners of J & L Levinson Partnership, Unit purchased 368,475 shares of Unit common stock, $.15 par value per share from the J&L Levinson Partnership. SEE Item 5.

                               Page 7 of 9 pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  IF THE GROUP HAS FILED THIS SCHEDULE PURSUANT TO RULE 13D-1(B)(II)(H), SO INDICATE UNDER ITEM 3(H) AND ATTACH AN EXHIBIT STATING THE IDENTIFY AND ITEM 3 CLASSIFICATION OF EACH MEMBER OF THE GROUP. IF A GROUP HAS FILED THIS SCHEDULE PURSUANT TO RULE 13D-1(C) ATTACH AN EXHIBIT STATING THE IDENTITY OF EACH MEMBER OF THE GROUP.

                  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP. NOTICE OF DISSOLUTION OF A GROUP MAY BE FURNISHED AS AN EXHIBIT STATING THE DATE OF DISSOLUTION AND THAT ALL FURTHER FILINGS WITH RESPECT TO TRANSACTIONS IN THE SECURITY REPORTED ON WILL BE FILED, IF REQUIRED, BY MEMBERS OF THE GROUP, IN THEIR INDIVIDUAL CAPACITY. SEE ITEM 5.

                  Not applicable.

ITEM 10. CERTIFICATION. THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

                  Not applicable.


                               Page 8 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 4, 1998                 /s/ JAMES C. LEVINSON
                                         ---------------------------------------
                                         James C. Levinson, individually

                                         /s/ MARILYN G. LEVINSON
                                         ---------------------------------------
                                         Marilyn G. Levinson, individually

                                         J & L LEVINSON PARTNERSHIP

                                         By: /s/ JAMES C. LEVINSON
                                            ------------------------------------
                                            James C. Levinson, general partner

                                         By: /s/ MARILYN G. LEVINSON
                                            ------------------------------------
                                            Marilyn G. Levinson, general partner

                               Page 9 of 9 pages

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                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Amendment No. 4 to Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of common stock, $.15 par value per share of Unit Instruments, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 4, 1998                 /s/ JAMES C. LEVINSON
                                         ---------------------------------------
                                         James C. Levinson, individually

                                         /s/ MARILYN G. LEVINSON
                                         ---------------------------------------
                                         Marilyn G. Levinson, individually

                                         J & L LEVINSON PARTNERSHIP

                                         By: /s/ JAMES C. LEVINSON
                                            ------------------------------------
                                            James C. Levinson, general partner

                                         By: /s/ MARILYN G. LEVINSON
                                            ------------------------------------
                                            Marilyn G. Levinson, general partner